UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

               Commission File Number         333-138237-19
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          Citigroup Mortgage Loan Trust Inc., as Depositor
                 for Citigroup Mortgage Loan Trust
                             2007-WFHE4
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            (Exact name of registrant as specified in its charter)

        390 Greenwich Street, 4th Floor, New York, N. Y. 10013
                            212-816-6000
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

  Class A2A, Class A2B, Class A2C, Class X1, Class M1, Class M2, Class M3A,
    Class M3B, Class M4, Class M5, Class M6, Class M7, Class M8, Class M9
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           (Title of each class of securities covered by this Form)

  None
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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [ ]          Rule 12h-3(b)(1)(i)  [ ]
Rule 12g-4(a)(1)(ii) [ ]          Rule 12h-3(b)(1)(ii) [ ]
Rule 12g-4(a)(2)(i)  [ ]          Rule 12h-3(b)(2)(i)  [ ]
Rule 12g-4(a)(2)(ii) [ ]          Rule 12h-3(b)(2)(ii) [ ]
                                  Rule 15d-6           [X]

Approximate number of holders of record as of the certification or notice date: 39
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Pursuant to the requirements of the Securities Exchange Act of 1934
Citigroup Mortgage Loan Trust Inc. has caused this certification/ notice to be signed on its behalf by the undersigned duly authorized person.

Date:   January 30, 2008          By: /s/  Susan Mills
      -----------------------           ----------------------------------
                                          Susan Mills
                                          Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

     Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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